Exhibit 99.1

One Lincoln Centre 18 W 140 Butterfield Rd., Suite 1100 Oakbrook Terrace, IL 60181 (630) 629-0003 Phone (630) 629-7559 Fax http://www.widepoint.com	Investor Relations Contact: Hawk Associates, Inc. Frank Hawkins and Cale Smith Phone: (305) 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com

News Release: FOR IMMEDIATE RELEASE

WidePoint Year-End Revenue Up 35% to
$18.0M, Q4 Revenue Up 80%

Conference Call Scheduled for 4:30 PM EST

FAIRFAX, Va. – March 15, 2007 — WidePoint Corporation (AMEX: WYY), a leading provider of information technology assurance and identity management services, today announced financial results for the fiscal year ended December 31, 2006.

Revenue for fiscal year 2006 increased 35% to $18.0 million from $13.3 million in 2005. Revenue for the fourth quarter increased to $7.2 million, a gain of 80% over the $4.0 million in revenue in the comparable period in 2005. The increase in revenue was primarily the result of contract awards issued to the company for work related to Homeland Security Presidential Directive No. 12 (HSPD-12) and further sales growth from the continuing adoption and support of the Department of Defense external certificate authority (ECA) program.

The company’s public key infrastructure (PKI) credentialing and managed services segment experienced revenue growth of 213% to $1.8 million from $560,000 in fiscal year 2005. WidePoint sold approximately 30,000 credentials in the fourth quarter, bringing the total number of credentials sold in 2006 to approximately 38,000, as compared to 4,500 credentials sold in all of 2005. The credential growth during the fourth quarter was largely due to contract awards for the company’s HSPD-12 work made in the second half of 2006. Revenue in the consulting services segment in 2006 was $16.2 million, up 28% from $12.7 million in 2005, due largely to growth in the resale of software and services in support of the Department of Defense ECA program.

WidePoint also reported a significant improvement in year-over-year operating results. The company generated approximately $508,000 in positive cash flow from operations in 2006, up 107% from $246,000 in 2005. WidePoint ended the year with approximately $2.8 million in cash with working capital increasing 22% in 2006 to approximately $3.7 million from $3.0 million in 2005. For 2006, the company reported a net loss of $435,000, or $0.01 per share, compared to a net loss for 2005 of $7.4 million, or $0.30 per share. The net loss for 2005 included several non-recurring non-cash charges related to stock issuance and preferred stock financing.

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WidePoint CEO Steve Komar said, “WidePoint achieved several decisive milestones in 2006. Despite timing delays in contract awards associated with the HSPD-12 mandate, we finished the year strong and remain optimally positioned to capitalize on several long-term opportunities. In addition to six high-visibility contract wins in the second half of the year, our investment in our PKI segment started to pay off in the fourth quarter of 2006. We increased our sales and marketing reach dramatically during 2006 through strategic alliances with strong, recognized partners and secured prominent positioning within the GSA channel. We believe we are still the only company that has satisfied all of the certification requirements to serve the medium- to high-level federal assurance market, enabling us to maintain a critical advantage as we enter a pivotal year with both the HSPD-12 and ECA programs.”

WidePoint CFO Jim McCubbin said, “In 2006 we realized a significant ramp in sales in the fourth quarter related to recent contract wins. While we expect this momentum to continue in the long term, we expect a high level of variability in the near term on a quarter to quarter basis as the HSPD-12 program migrates from the contract award phase in the first half of 2007 to a rollout and implementation phase that commences in the second half of 2007. This should be further bolstered by the ECA program as it continues to escalate in 2007 and beyond.” McCubbin further stated, “We look forward to competing for the two million users that the Director of Identity Policy Management in the GSA’s Office of Government Policy has recently estimated will be issued within the next 23 months.”

The company will hold a conference call at 4:30 p.m. Eastern, Thursday, March 15 to discuss the year-end financial results and the company’s future activities. To participate, call (800) 657-1263 any time after 4:15 p.m. Eastern Time on March 15. International callers should dial (973) 633-8200. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

An audio file of the call will be available for download within 24 hours at http://www.hawkassociates.com/wyymore.aspx. A transcript of the call will be available at the same location on Monday, March 19.

About WidePoint
WidePoint is a leading provider of information technology assurance and identity management services to the government sector and commercial markets. WidePoint specializes in providing systems engineering, integration and information technology services. WidePoint’s wholly owned subsidiary, ORC, is at the forefront of implementing government-compliant eAuthentication identity management managed services and associated systems engineering and integration. ORC has earned four major U.S. federal government certifications offering the highest levels of assurance for transactions over the Internet.

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WidePoint’s profile of customers encompasses U.S. Federal Government agencies, including the Department of Defense, the Department of Homeland Security and the Department of Justice as well as major U.S. defense contractors and several major pharmaceutical companies. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/wyyprofile.aspx.

For investor relations information regarding WidePoint, visit http://www.hawkassociates.com and http://www.americanmicrocaps.com, or contact Frank Hawkins or Cale Smith, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. To receive these releases via e-mail, subscribe at http://www.hawkassociates.com/email.aspx.

Safe-Harbor Statement: Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company’s periodic reports filed with the SEC. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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